Exhibit 2.0

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 20, 2005

AMONG

COMMERCIAL CAPITAL BANCORP, INC.,

COMMERCIAL CAPITAL BANK, FSB

AND

CALNET BUSINESS BANK, NATIONAL ASSOCIATION

i

TABLE OF CONTENTS

(Continued)

6.06	Access; Information	38

6.07	Affiliates	38

6.08	Acquisition Proposals	39

6.09	Certain Policies	40

6.10	Nasdaq Listing	41

6.11	Indemnification	41

6.12	Benefit Plans	42

6.13	Notification of Certain Matters	43

6.14	Exemption From Liability Under Section 16(b)	43

6.15	Execution of Licensing Agreement	43

6.16	Execution of Employment Agreements	43

6.17	Agreement Not to Hire	43

6.18	Maintenance of Existing Trademarks; Prosecution of Patent Application	44

6.19	Termination of Calnet’s 401(k) Plan	44

6.20	Filing and Review of Calnet’s OCC Registration Statement	44

6.21	Minimum Calnet Stockholders’ Equity	45

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		45

7.01	Conditions to Each Party’s Obligation to Effect the Merger	45

7.02	Conditions to Obligation of Calnet	46

7.03	Conditions to Obligation of CCBI and the Bank	46

ARTICLE VIII TERMINATION		47

8.01	Termination	47

8.02	Effect of Termination and Abandonment	49

ARTICLE IX MISCELLANEOUS		51

9.01	Survival	51

9.02	Waiver; Amendment	51

9.03	Counterparts	51

9.04	Governing Law	51

9.05	Expenses	51

9.06	Notices	51

ii

TABLE OF CONTENTS

(Continued)

9.07	Entire Understanding; No Third Party Beneficiaries	52

9.08	Severability	53

9.09	Enforcement of the Agreement	53

9.10	Interpretation	53

9.11	Assignment	53

9.12	Alternative Structure	53

ANNEX A	Form of Calnet Shareholder Agreement

ANNEX B	Form of Affiliate Letter

ANNEX C	Form of Licensing Agreement between Calnet, CCBI and the Bank

iii

AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2005 (this “Agreement”), among Commercial Capital Bancorp, Inc. (“CCBI”), Commercial Capital Bank, FSB (the “Bank”) and Calnet Business Bank, National Association (“Calnet”).

RECITALS

A. Calnet. Calnet is a national banking association, having its principal place of business in Sacramento, California.

B. CCBI. CCBI is a Nevada corporation, having its principal place of business in Irvine, California.

C. Bank. The Bank is a federal savings bank and a wholly owned subsidiary of CCBI.

D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

E. Board Action. The respective Boards of Directors of CCBI, the Bank and Calnet have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

F. Calnet Shareholder Agreements. As a material inducement to CCBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Calnet Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Calnet Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of Calnet Common Stock (as defined herein) in favor of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Combination” has the meaning set forth in Section 2.02(a).

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Calnet” has the meaning set forth in the preamble to this Agreement.

“Calnet Affiliates” has the meaning set forth in Section 6.07.

“Calnet Articles” means the Articles of Organization of Calnet.

“Calnet Board” means the Board of Directors of Calnet.

“Calnet Bylaws” means the Bylaws of Calnet.

“Calnet Common Stock” means the common stock, $5.00 par value per share, of Calnet.

“Calnet Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“Calnet Insiders” means those officers and directors of Calnet who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Calnet Loan Property” has the meaning set forth in Section 5.03(o).

“Calnet Meeting” has the meaning set forth in Section 6.02.

“Calnet Options” means the options to acquire Calnet Common Stock issued under the Calnet Stock Option Plan.

“Calnet Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Calnet Shareholders” means each director and executive officer of Calnet.

“Calnet Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Calnet Stock Option Plan” means the Calnet Business Bank, National Association 2001 Stock Option Plan.

“Calnet Technology” has the meaning set forth in Exhibit A to the Licensing Agreement.

“Calnet Termination Fee” has the meaning set forth in Section 8.02(c).

“CCBI” has the meaning set forth in the preamble to this Agreement.

“CCBI Articles” means the Articles of Incorporation of CCBI, as amended.

“CCBI Benefit Plans” has the meaning set forth in Section 6.12(a).

“CCBI Board” means the Board of Directors of CCBI.

“CCBI Bylaws” means the Amended Bylaws of CCBI, as amended.

“CCBI Common Stock” means the common stock, $0.001 par value per share, of CCBI.

“CCBI Preferred Stock” means the preferred stock, $0.001 par value per share, of CCBI.

“CCBI Ratio” has the meaning set forth in Section 8.01(j).

“CCBI Regulatory Authorities” has the meaning set forth in Section 5.04(i)(i).

“CCBI Closing Average” means the average of the last sales price per share for CCBI Common Stock on the Nasdaq (as reported in the Wall Street Journal, or if not reported therein, another authorized source) for the twenty consecutive Nasdaq trading day period ending on the Determination Date, rounded to the nearest whole cent, subject to adjustment pursuant to Section 3.06.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Calnet Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(d).

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Determination Date” means the date on which the last required CCBI Regulatory Authority approval is obtained with respect to the Transaction, without regard to a requisite waiting period.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OTS or the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; provided, however, that for purposes of Section 4.02(b), the term “Equity Security” shall not include shares of CCBI Common Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02.

“Exchange Ratio” has the meaning set forth in Section 3.01(a), subject to adjustment pursuant to Sections 3.07 and 8.01(j), and shall be rounded to the nearest one-ten-thousandth.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Formal Agreement” means the Agreement by and between Calnet and the OCC, dated as of July 21, 2005.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Index Ratio” has the meaning set forth in Section 8.01(j).

“Insurance Amount” has the meaning set forth in Section 6.11(c).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Licensing Agreement” has the meaning set forth in Section 6.16.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(r).

“Material Adverse Effect” means, with respect to CCBI or Calnet, any effect that (i) is material and adverse to the financial position, results of operations or business of CCBI and its Subsidiaries taken as a whole or Calnet, taken as a whole, as the case may be, or (ii) would materially impair the ability of CCBI and the Bank on the one hand or Calnet on the other hand to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses or costs incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (e) with respect to Calnet, the effects of any action or omission taken with the prior consent of CCBI or as otherwise contemplated by the Agreement.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of CCBI Common Stock, plus cash in lieu of any fractional share interest, into which shares of Calnet Common Stock shall be converted pursuant to the provisions of Article III.

“NBA Regulations” means regulations issued by the OCC pursuant to the National Bank Act of 1933, as amended.

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities exchange on which the CCBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Peer Group” means the 15 publicly traded companies listed below next to its Weighting Factor:

Name	Ticker	Weighting Factor
Dime Community Bancshares, Inc.	DCOM	5.556%
Flushing Financial Corporation	FFIC	5.556%
Independence Community Bank Corp.	ICBC	8.333%
New York Community Bancorp, Inc.	NYB	8.333%
East West Bancorp, Inc.	EWBC	8.333%
Placer Sierra Bancshares, Inc.	PLSB	5.556%
FirstFed Financial Corp.	FED	5.556%
UCBH Holdings, Inc.	UCBH	8.333%
PFF Bancorp, Inc.	PFB	5.556%
City National Corporation	CYN	8.333%
First Community Bancorp	FCBP	5.556%
ITLA Capital Corporation	ITLA	5.556%
Provident Financial Holdings, Inc.	PROV	5.556%
Washington Federal, Inc.	WFSL	8.333%
Sterling Financial Corporation	STSA	5.556%

“Peer Group Index on the Determination Date,” means the index of the Peer Group, calculated as follows: the sum of the products derived by multiplying the corresponding Weighting Factor by the quotient calculated by dividing each of the Peer Group member’s average closing common stock price for the 20 trading days prior to the Determination Date over the Peer Group member’s closing common stock price on the date of this Agreement. If any member of the Peer Group should stop trading on Nasdaq or the New York Stock Exchange or become the subject of an offer for more than 25% of its shares of common stock, such Peer Group member shall be removed from the Peer Group with its Weighting Factor distributed pro rata based upon the weighting distribution of the remaining Peer Group members. The calculation of the Peer Group Index on the Determination Date shall be adjusted for any stock split and stock dividend, combination, reclassification, exchange of shares, recapitalization or similar transaction made with respect to the common stock of any such Peer Group member.

“Peer Group Starting Index” means 1.00.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Section 16 Information” means information accurate in all respects regarding the Calnet Insiders, the number of shares of Calnet Common Stock held by each such Calnet Insider and the number and description of the Calnet Options held by each such Calnet Insider.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i) in the case of Calnet and CCBI, respectively.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

“Starting Price” means $16.31, subject to adjustment pursuant to Section 3.07 and rounded to the nearest whole cent.

“Superior Proposal” has the meaning set forth in Section 6.08.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Weighting Factor” means, for each member of the Peer Group, the corresponding percentage signified for said Peer Group member in the definition of Peer Group.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Calnet shall merge with and into the Bank in accordance with the laws of the United States (the “Merger”), the separate corporate existence of Calnet shall cease and the Bank shall survive and continue to exist as a federal savings bank under the laws of the United States (the Bank, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”).

(b) Name; Offices. The name of the Surviving Bank shall be “Commercial Capital Bank, FSB.” The main office of the Surviving Bank shall be the main office of the Bank immediately prior to the Effective Time. All branch offices of Calnet and the Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Calnet or the Bank and the OTS after the date hereof.

(c) Charter and Bylaws. The charter and bylaws of the Surviving Bank immediately after the Merger shall be the charter and the bylaws of the Bank as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Bank. The directors of the Surviving Bank immediately after the Merger shall be the directors of the Bank immediately prior to the Merger. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of the Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Authorized Capital Stock. The authorized capital stock of the Bank upon consummation of the Merger shall be as set forth in the Bank’s charter immediately prior to the Merger.

(f) Effect of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12 CFR §552.13 and other applicable law:

(i) all rights, franchises and interests of Calnet in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Bank by virtue of the Merger without any deed or other transfer, and the Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Calnet immediately prior to the Effective Time; and

(ii) the Bank shall be liable for all liabilities of Calnet, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Calnet shall be preserved unimpaired; after the Effective Time, the Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of Calnet acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Calnet, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of combination relating to the Merger (the “Articles of Combination”) to be filed with the OTS on (i) a date selected by CCBI and the Bank after such satisfaction or waiver which is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filing or on such date as may be specified therein. The date of such filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 8:00 a.m., Pacific Time, at the principal offices of CCBI in Irvine, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to CCBI and Calnet the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares. Subject to Sections 3.05 and 3.07, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Outstanding Calnet Common Stock. Each share of Calnet Common Stock, issued and outstanding immediately prior to the Effective Time, shall become and be converted into 1.0730 shares (the “Exchange Ratio”) of CCBI Common Stock (the “Merger Consideration”).

(b) Outstanding CCBI Common Stock. Each share of CCBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(c) Outstanding Bank Common Stock. Each share of Bank common stock that is issued and outstanding prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

3.02 Deposit of CCBI Common Stock. At or prior to the Effective Time, CCBI shall deposit, or shall cause to be deposited, with an agent, duly appointed by CCBI and reasonably acceptable to Calnet (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of CCBI Common Stock and cash in lieu of any fractional shares to be issued pursuant to Sections 3.01(a) and 3.05 in the Merger in exchange for outstanding shares of Calnet Common Stock.

3.03 Exchange Procedures.

(a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of CCBI Common Stock into which the shares of Calnet Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 3.01(a) hereof and cash in lieu of fractional shares as provided in Section 3.05 hereof. Immediately after the Effective Time, but in no event later than two Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for CCBI Common Stock as provided in Section 3.01(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing shares of CCBI Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Calnet Affiliate shall not be exchanged for certificates representing shares of CCBI Common Stock in accordance with the terms of this Agreement until CCBI has received an Affiliate Letter from such person as specified in Section 6.07.

(b) No holder of a Certificate shall be entitled to receive any dividends in respect of the CCBI Common Stock into which such shares shall have been converted by virtue of the Merger until the Certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of CCBI Common Stock. In the event that dividends are declared and paid by CCBI in respect of CCBI Common Stock after the Effective Time but prior to any holder’s surrender of Certificates, dividends payable to such holder in respect of shares of CCBI Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. CCBI shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of CCBI Common Stock into which the shares of Calnet Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

(c) The Exchange Agent and CCBI, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of CCBI Common Stock to which a holder of Calnet Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Calnet Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by CCBI. If any certificates evidencing shares of CCBI Common Stock are to be issued in a name other than that in which the Certificate evidencing Calnet Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of CCBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Calnet Common Stock shall cease to be, and shall have no rights as, stockholders of Calnet other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Calnet or the Surviving Bank of shares of Calnet Common Stock.

3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of CCBI Common Stock shall be issued in the Merger. Each holder of Calnet Common Stock who otherwise would have been entitled to a fraction of a share of CCBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $16.31, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06 Dissenting Shares. Each outstanding share of Calnet Common Stock the holder of which has perfected his right to dissent under the NBA Regulations and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of CCBI Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NBA Regulations. Calnet shall give CCBI prompt notice upon receipt by Calnet of any such notifications of intention to dissent and of withdrawals of such notifications. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, the Dissenting Shares held by such holder shall be converted into a right to receive CCBI Common Stock in accordance with the applicable provisions of this Agreement. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive CCBI Common Stock in accordance with the applicable provisions of this Agreement as CCBI or the Exchange Agent shall determine.

3.07 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of CCBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to CCBI Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within said period, the Exchange Ratio, the Starting Price and the CCBI Closing Average shall be adjusted accordingly.

3.08 Withholding Rights. CCBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Calnet Common Stock such amounts as CCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Calnet Common Stock in respect of which such deduction and withholding was made by CCBI.

3.09 Calnet Options.

(a) At the Effective Time, each vested Calnet Option which is then outstanding shall cease to represent a right to acquire shares of Calnet Common Stock and shall be converted automatically into an option to purchase shares of CCBI Common Stock, and CCBI shall assume each such Calnet Option, in accordance with the terms of the Calnet Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) CCBI and the Compensation Committee of the CCBI Board shall be substituted for Calnet and the committee of the Calnet Board (including, if applicable, the entire Calnet Board) administering such Calnet Stock Option Plan, (ii) each Calnet Option assumed by CCBI may be exercised solely for shares of CCBI Common Stock, (iii) the number of shares of CCBI Common Stock subject to such Calnet Option shall be equal to the number of shares of Calnet Common Stock subject to such Calnet Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of CCBI Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Calnet Option shall be adjusted by dividing the per share exercise price under each such Calnet Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Calnet Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

(b) Within twenty Business Days after the Effective Time, CCBI shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of CCBI Common Stock subject to the Calnet Options referred to in Section 3.08(a), and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such Calnet Options may be sold without a further holding period under Rule 144 under the Securities Act.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of Calnet. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of CCBI, not to be unreasonably withheld, Calnet will not:

(a) Ordinary Course. Other than as required under the terms of the Formal Agreement, conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and CCBI the goodwill of the customers of Calnet and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of Calnet’s Disclosure Schedule and outstanding on the date hereof or as set forth in Section 4.02, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Calnet capital stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.01(d) of Calnet’s Disclosure Schedule, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Calnet or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3%, (ii) for other changes that are required by applicable law, or (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Calnet’s Disclosure Schedule.

(e) Hiring. Hire any person as an employee of Calnet or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Calnet’s Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Calnet, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis equal to or greater than $60,000.

(f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of Calnet’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Calnet or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Calnet.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than those identified on Schedule 4.01(i) of Calnet’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate.

(j) Governing Documents. Amend the Calnet Articles or the Calnet Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Calnet is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Calnet of an amount which exceeds $25,000 and/or would impose any material restriction on the business of Calnet or create precedent for claims that are reasonably likely to be material to Calnet.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Contracts. Enter into any Derivatives Contract.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less.

(r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than in the ordinary course of business consistent with past practice, provided that Calnet shall not make, renew or otherwise modify any Loan with a principal balance in excess of $500,000 without CCBI’s written consent, which consent shall be deemed to have been received to the extent Calnet has provided written notice hereunder, which CCBI has not objected to within one Business Day of receipt of such written notice.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Certain Actions Pursuant to Formal Agreement.

(a) To the extent that, pursuant to the Formal Agreement, the Calnet Board determines that it is required to raise additional capital through the sale of Equity Securities prior to the Closing, it shall notify CCBI in writing within one Business Day of such determination. CCBI shall have the unilateral right to terminate this Agreement without any liability or cost under this Agreement or under the Licensing Agreement at any time after receipt of such notification, and Calnet shall reimburse CCBI within two Business Days of its receipt of an invoice from CCBI for its expenses incurred in the Transaction.

(b) To the extent that the Calnet Board makes the determination described in Section 4.02(a) and CCBI does not terminate this Agreement, notwithstanding Section 4.01(b)(i) hereof, Calnet may raise additional capital through the sale of Equity Securities, provided that: (i) no sale of Equity Securities by Calnet may represent 10% or more of the voting power of Calnet; (ii) Calnet shall first offer such Equity Securities to CCBI, which shall have five Business Days in which to agree to acquire such Equity Securities on the same terms that Calnet proposes to issue such Equity Securities to one or more third parties; and (iii) to the extent that the sale of such Equity Securities to one or more third parties is consummated, the transaction documents shall provide to the satisfaction of CCBI and its legal counsel that, on the Closing Date, such Equity Securities shall be acquired by CCBI for not more than the consideration received by Calnet in the original sale of such Equity Securities and that the holder or holders of such Equity Securities shall agree that, to the extent that such Equity Securities contain voting rights and are eligible to participate in the vote to be taken at the Calnet Meeting, such holder or holders shall agree to vote their Equity Securities in favor of this Agreement and any other matters required to be approved by Calnet’s stockholders for approval of the Transaction. CCBI shall have the unilateral right to terminate this Agreement without any liability or cost under this Agreement or under the Licensing Agreement at any time that CCBI determines within its sole discretion that the terms of this Section 4.02(b) cannot or will not be complied with. Under such circumstances, Calnet shall reimburse CCBI within two Business Days of its receipt of an invoice from CCBI for its expenses incurred in the Transaction.

4.03 Forbearances of CCBI. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Calnet, not to be unreasonably withheld, CCBI will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, CCBI has delivered to Calnet a schedule and Calnet has delivered to CCBI a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard. No representation or warranty of Calnet on the one hand or CCBI and the Bank on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of Calnet. Subject to Sections 5.01 and 5.02, Calnet hereby represents and warrants to CCBI and the Bank:

(a) Organization, Standing and Authority. Calnet is duly organized, validly existing and in good standing as a national banking association under the laws of the United States. Calnet is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Calnet has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Calnet are insured by the Bank Insurance Fund of the FDIC, in the manner provided by applicable law, and Calnet has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(b) Calnet Capital Stock. The authorized capital stock of Calnet consists solely of 20,000,000 shares of Calnet Common Stock, of which 2,164,205 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of Calnet Common Stock were held in treasury by Calnet or otherwise directly or indirectly owned by Calnet. The outstanding shares of Calnet Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Calnet Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Calnet’s Disclosure Schedule sets forth for each Calnet Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Calnet Common Stock subject to each Calnet Option, the number of shares of Calnet Common Stock subject to Calnet Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Calnet Common Stock reserved for issuance, Calnet does not have any Rights issued or outstanding with respect to Calnet Common Stock and Calnet does not have any commitment to authorize, issue or sell any Calnet Common Stock or Rights.

(c) Subsidiaries and Ownership of Other Interests.

(i) Calnet has no Subsidiaries.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and stock in the Federal Home Loan Bank of San Francisco, Calnet does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d) Corporate Power. Calnet has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Calnet has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Calnet’s stockholders of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Calnet Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Calnet and the Calnet Board on or prior to the date hereof. Calnet has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CCBI and the Bank, this Agreement is a valid and legally binding obligation of Calnet, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Calnet in connection with the execution, delivery or performance by Calnet of this Agreement or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of CCBI Common Stock in the Merger, (C) the filing of the required notice with the OCC with respect to the Merger, (D) the filing of Articles of Combination with the OTS and (E) the approval of this Agreement by the holders of the outstanding shares of Calnet Common Stock. As of the date hereof, other than as Previously Disclosed, Calnet is not aware of any reason why the approvals set forth above and referred to in Section 7.01(a) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(a).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Calnet and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Calnet or to which Calnet or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Calnet Articles or the Calnet Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities.

(i) Calnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to February 4, 2004 with the OCC (collectively, Calnet’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the OCC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in any of Calnet’s financial statements for the fiscal years ended December 31, 2004, 2003 and 2002 (the “Calnet Financial Statements”) or Calnet’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Calnet as of its date, and each of the statements of operations, statements of changes in shareholders’ equity and statements of cash flows or equivalent statements in any of the Calnet Financial Statements or such Securities Documents (including, in each case, any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Calnet for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as Previously Disclosed, since June 30, 2005, Calnet has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to the Formal Agreement, this Agreement and the Transaction).

(iii) (A) Since June 30, 2005, (A) Calnet has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to the Formal Agreement, this Agreement and the Transaction), (B) except as Previously Disclosed, Calnet has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 hereof between June 30, 2005 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Calnet.

(iv) No agreement pursuant to which any loans or other assets have been or shall be sold by Calnet entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Calnet, to cause Calnet to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Calnet. Except as disclosed in the Calnet Financial Statements or Calnet’s Securities Documents prepared or filed prior to the date hereof or as Previously Disclosed, no cash, stock or other dividend or any other distribution with respect to the capital stock of Calnet has been declared, set aside or paid. Except as disclosed in Calnet’s Financial Statements or Securities Documents prepared or filed prior to the date hereof or as Previously Disclosed, no shares of capital stock of Calnet have been purchased, redeemed or otherwise acquired, directly or indirectly, by Calnet and no agreements have been made to do the foregoing.

(v) Calnet maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Calnet is made known on a timely basis to the individuals responsible for the preparation of Calnet’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Calnet have signed, and Calnet has furnished to the OCC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Calnet nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Calnet and, to Calnet’s knowledge, no such litigation, claim or other proceeding has been threatened and, other than as Previously Disclosed, there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Calnet is not a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Calnet.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither Calnet nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Calnet Regulatory Authorities”). Calnet has paid all assessments made or imposed by any Calnet Regulatory Authority.

(ii) Except as Previously Disclosed, Calnet has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Calnet Regulatory Authority that such Calnet Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Calnet:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Calnet’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) except as Previously Disclosed, has not received, since its organization, any notification or communication from any Governmental Authority (A) asserting that Calnet or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Calnet’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to Calnet’s Securities Documents or as Previously Disclosed, Calnet is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Calnet to indemnification from Calnet, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $25,000 per annum or (v) which materially restricts the conduct of any business by Calnet (collectively, “Material Contracts”). Calnet has Previously Disclosed and made available to CCBI true and correct copies of each such Material Contract.

(ii) Calnet is not in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Calnet is currently outstanding.

(l) No Brokers. No action has been taken by Calnet that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Calnet (the “Employees”) and current or former directors of Calnet including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been Previously Disclosed to CCBI. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to CCBI.

(ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Calnet is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Calnet has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Calnet’s knowledge, threatened litigation relating to the Benefit Plans. Calnet has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Calnet to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Calnet with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with Calnet under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Calnet has not incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the Calnet Financial Statements or Calnet’s Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as Previously Disclosed, Calnet has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as Previously Disclosed, Calnet has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Calnet may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject Calnet to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will except as Previously Disclosed, (A) entitle any employees of Calnet to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(n) Labor Matters. Calnet is not a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Calnet the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Calnet to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Calnet’s knowledge, threatened, nor is Calnet aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters.

(i) Calnet is in compliance with applicable Environmental Laws; (ii) except as Previously Disclosed, to Calnet’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Calnet, or any property in which Calnet has held a security interest, Lien or a fiduciary or management role (“Calnet Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) Calnet could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Calnet Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance; (iv) Calnet has no liability for any Hazardous Substance disposal or contamination on any third party property; (v) Calnet has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) Calnet is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Calnet’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Calnet, any currently or formerly owned or operated property, or any Calnet Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Calnet, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Calnet Loan Property; and (viii) Calnet has Previously Disclosed and made available to CCBI copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Calnet, and any currently owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to Calnet have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) for which the statute of limitations for assessment has not expired have not been examined by the IRS or the appropriate Tax authority, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) Calnet has not extended any statutes of limitation with respect to the assessment of any Taxes of Calnet, other than extensions that have expired.

(ii) Calnet has made available to CCBI (A) true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by Calnet for each of the three most recent fiscal years for which such returns have been filed(B) any audit report issued within the last three years relating to Taxes due from or with respect to Calnet. No claim has been made by a taxing authority in a jurisdiction where Calnet does not file Tax Returns that Calnet is or may be subject to taxation by that jurisdiction.

(iii) Calnet has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Calnet’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Calnet’s Securities Documents filed on or prior to the date hereof.

(iv) Calnet is not and has not been part of any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Calnet or any predecessor of or any successor to Calnet (or to another such predecessor or successor).

(v) Calnet is not a party to any Tax allocation or sharing agreement or otherwise has any liability for the Taxes of any Person.

(vi) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Calnet.

(vii) Calnet does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) or Section 280G of the Code and the regulations issued thereunder. Calnet is not, and has never been, an “S corporation” within the meaning of Section 1361 of the Code.

(viii) Calnet has not agreed to, or is required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by Calnet or proposed by any taxing authority, and no application is pending with any taxing authority requesting permission for any changes in accounting methods that related to business or operations of Calnet.

(ix) Calnet is not required to make any disclosure to any taxing authority with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations.

(x) As of the date hereof, Calnet has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xi) Calnet has complied in all respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under applicable laws.

(xii) There are no liens or other encumbrances on any of the assets of Calnet that arose in connection with any failure (or alleged failure) to pay Tax.

(xiii) Calnet does not have any net operating losses or other tax attributes that are currently subject to limitation under Section 382, 383 or 384 of the Code.

(xiv) Calnet has made estimated Tax payments of federal and state income and franchise Taxes on the applicable estimated Tax payment dates at level sufficient not to cause Calnet to be liable for any penalties attributable to underpayment of estimated Taxes, and

Calnet will continue to make timely estimated Tax payments at levels sufficient to not cause Calnet or the Bank to be liable for any such penalties.

(xv) Calnet has not made any redemptions or spinoffs or paid any unusual dividends or made extraordinary distributions within the preceding two years or in anticipation of the Merger.

(q) Risk Management Instruments. Calnet is not a party to, and has not agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Calnet’s balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Calnet own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of Calnet was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Calnet, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Calnet has Previously Disclosed as to Calnet as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Calnet’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Calnet’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Calnet or an applicable regulatory authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by Calnet); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Calnet, or to the knowledge of Calnet, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties. All real and personal property owned by Calnet or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Calnet has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Calnet as of June 30, 2005 included in Calnet’s Securities Documents or acquired after such date, other than properties sold by Calnet in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of Calnet as of June 30, 2005 included in Calnet’s Securities Documents. Except as Previously Disclosed, all real and personal property which is material to Calnet’s business and leased or licensed by Calnet is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property.

(i) Calnet owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Calnet, and Calnet has not received any notice of conflict with respect thereto that asserts the right of others. Calnet has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Disclosure Schedule 5.03(t) sets forth a list of all software programs, licenses or systems that are used in the operation of the business of Calnet, and provides information as to the party that owns or licenses such software or system and the terms thereof, whether such party is Calnet or a Calnet Affiliate.

(ii) Calnet’s use of the Calnet Technology has not and will not infringe the patent or other rights of any third parties and neither Calnet nor any of its directors, officers or employees has any knowledge of any claims or threatened claims by any third party to a right to the Calnet Technology by a third party.

(iii) Except as Previously Disclosed, no current Calnet employee has been employed by any other company under an employment agreement or other agreement which described ownership rights to technology work product or imposed forward looking limitations or restriction on the technology work product of such employee.

(u) Fiduciary Accounts. Calnet has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Calnet, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of Calnet have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Calnet.

(w) Insurance. Calnet has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Calnet (“Insurance Policies”). Calnet is insured with reputable insurers against such risks and in such amounts as the management of Calnet reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Calnet is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. Calnet’s allowance for loan losses is in compliance with Calnet’s methodology at the time of the representation for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(y) Required Vote

(i) The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Calnet Common Stock is necessary to approve this Agreement and the Merger on behalf of Calnet. No other vote of the stockholders of Calnet is required by law, the Calnet Articles, the Calnet Bylaws or otherwise to approve this Agreement and the Merger.

(ii) Based on the representation and warranty of CCBI contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other forms of antitakeover statute or regulation is applicable to this Agreement or the Transaction.

(z) Fairness Opinion. The Calnet Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Calnet Common Stock from a financial point of view.

(aa) Transactions in Securities.

(i) All offers and sales of Calnet Common Stock by Calnet were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither Calnet nor, to Calnet’s knowledge, (a) any director or executive officer of Calnet, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Calnet Common Stock or other securities issued by Calnet (i) during any period when Calnet or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(bb) Registration Obligation. Except as Previously Disclosed, Calnet is under no obligation, contingent or otherwise, to register any of its securities under the Securities Act.

(cc) No Agreements on Directorships. Neither Calnet nor any Calnet Affiliate has entered into any agreement which obligates Calnet to elect any individual to serve on the Calnet Board and as of the date hereof, there are no obligations or commitments on the part of Calnet or any Calnet Affiliate to elect any individual to serve on the Calnet Board.

(dd) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of CCBI and the Bank. Subject to Sections 5.01 and 5.02, CCBI and the Bank hereby represent and warrant to Calnet as follows:

(a) Organization, Standing and Authority. CCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. CCBI is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. CCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) CCBI Stock.

(i) As of the date hereof, the authorized capital stock of CCBI consists solely of 200,000,000 shares of CCBI Common Stock, of which 55,388,061 shares were outstanding as of June 30, 2005, and 100,000,000 shares of CCBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of CCBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of CCBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of CCBI, except for shares of CCBI Common Stock issuable pursuant to the CCBI Benefits Plans and by virtue of this Agreement.

(ii) The shares of CCBI Common Stock to be issued in exchange for shares of Calnet Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Subsidiaries.

(i) Each of CCBI’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Bank is duly licensed by the OTS and its deposits are insured by the Savings Association Insurance Fund of the FDIC in the manner and to the maximum extent provided by law.

(ii) As of the date hereof, (A) except as set forth in Schedule 5.04(c) of CCBI’s Disclosure Schedule, CCBI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of CCBI’s Subsidiaries are or may become required to be issued (other than to CCBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which CCBI’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to CCBI or any of its wholly owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to CCBI’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of CCBI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. CCBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of CCBI and the CCBI Board. This Agreement has been duly executed and delivered by CCBI and, assuming due authorization, execution and delivery by Calnet, this Agreement is a valid and legally binding agreement of CCBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CCBI or any of its Subsidiaries in connection with the execution, delivery or performance by CCBI and the Bank of this Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of CCBI Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the CCBI Common Stock to be issued in the Merger and, (D) the filing of Articles of Combination with the OTS. As of the date hereof, CCBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(a) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(a).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by CCBI and the Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CCBI or of any of its Significant Subsidiaries or to which CCBI or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of CCBI or any of its Significant Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) CCBI’s Annual Report on Form 10-K for the year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, CCBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of CCBI and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of CCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Since June 30, 2005, except as Previously Disclosed, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CCBI.

(iii) CCBI maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning CCBI and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of CCBI’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of CCBI have signed, and CCBI has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CCBI nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against CCBI or its Subsidiaries and, to CCBI’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither CCBI nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to CCBI.

(i) Regulatory Matters.

(i) Neither CCBI nor any of its Significant Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “CCBI Regulatory Authorities”). CCBI and its Subsidiaries have paid all assessments made or imposed by any CCBI Regulatory Authority.

(ii) Neither CCBI nor any its Significant Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any CCBI Regulatory Authority that such CCBI Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of CCBI and its Significant Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CCBI’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that CCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such

Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CCBI’s knowledge, do any grounds for any of the foregoing exist).

(k) No Brokers. No action has been taken by CCBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to Credit Suisse/First Boston.

(l) Tax Matters. As of the date hereof, CCBI does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Ownership of Calnet Common Stock. None of CCBI or any of its Subsidiaries, or to CCBI’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Calnet Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(n) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Calnet, CCBI and the Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval. Following the SEC declaring the Registration Statement effective, Calnet agrees to take, in accordance with applicable law and the Calnet Articles and the Calnet Bylaws, all action necessary to convene as soon as reasonably practicable an annual or special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Calnet’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Calnet Meeting”). Except with the prior approval of CCBI, no other matters shall be submitted for the approval of the Calnet stockholders at the Calnet Meeting. The Calnet Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Calnet Board from withholding, withdrawing, amending or modifying its recommendation if the Calnet Board determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of their fiduciary duties to the Calnet stockholders under applicable law; provided further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

6.03 Registration Statement.

(a) CCBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by CCBI with the SEC in connection with the issuance of CCBI Common Stock in the Merger (including the proxy statement of Calnet (the “Proxy Statement”) and prospectus of CCBI constituting a part thereof and all related documents). Calnet shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Calnet, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Calnet agrees to cooperate with CCBI and CCBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Calnet has cooperated as described above, CCBI agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Calnet and CCBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. CCBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Calnet shall promptly mail at its expense the Proxy Statement to its stockholders.

(b) Each of Calnet and CCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Calnet agrees that none of the information supplied or to be supplied by it for inclusion in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to Calnet’s stockholders and at the time of the Calnet Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Calnet and CCBI further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) CCBI agrees to advise Calnet, promptly after CCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CCBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent CCBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Regulatory Filings.

(a) Each of CCBI and Calnet shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by CCBI as soon as reasonably practicable, and in no case more than 25 Business Days after the execution hereof (provided, however, that the failure to make any such filings within such 25 Business Day time-frame shall not be deemed a violation or breach of this Section 6.04 or a failure of a condition to close). Each of CCBI and Calnet shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.05 Press Releases. Calnet and CCBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. Calnet and

CCBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) Calnet agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford CCBI and CCBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Calnet and to such other information relating to Calnet as CCBI may reasonably request and, during such period, it shall furnish promptly to CCBI all information concerning the business, properties and personnel of Calnet as CCBI may reasonably request.

(b) CCBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Calnet and Calnet’s authorized representatives such access to CCBI’s personnel and such documents (including without limitation, documents and pleadings related to Previously Disclosed litigation) as Calnet may reasonably request.

(c) Calnet shall allow a representative of CCBI to attend as an observer the Calnet Board’s meetings other than any portion of such meeting devoted to the discussion of any actions contemplated under this Agreement or any matter in which attorney-client privilege is or can be asserted. Calnet shall give reasonable notice to CCBI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Calnet shall also provide to CCBI all written agendas and meeting or written consent materials provided to the Calnet Board in connection with Calnet Board meetings, except as they relate to any portion of such meetings devoted to the discussion of any actions contemplated under this Agreement or any matter in which attorney-client privilege is or can be asserted. All information obtained by CCBI at these meetings shall be treated in confidence as provided in this Section 6.06

(d) All information furnished to either party by the other party pursuant to this Section 6.06 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated as of September 6, 2005 between CCBI and Calnet (“Confidentiality Agreement”).

6.07 Affiliates. Calnet shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of Calnet within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Calnet Affiliates”) and to cause each person so identified to deliver to CCBI as soon as practicable, and in any event prior to the date of Calnet Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of CCBI Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).

6.08 Acquisition Proposals.

(a) Calnet agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by such party thereunder. From the date of this Agreement through the Effective Time, Calnet shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) except in accordance with Section 8.01(h), approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Calnet Meeting if Calnet’s Board of Directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Calnet Board’s fiduciary duties under applicable law, Calnet may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that the Calnet Board believes in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to CCBI and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), following delivery of such notice (1) furnish information with respect to itself to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Calnet after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between Calnet and CCBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Calnet, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Calnet, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Calnet, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Calnet, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Calnet Common Stock then outstanding or all or substantially all of Calnet’s assets, which after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) on terms which the Calnet Board determines in its good faith judgment to be more favorable from a financial point of view to its stockholders than the Merger, (ii) that constitutes a transaction that, in the Calnet Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Calnet Board, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of Calnet set forth in Section 6.08(a), Calnet shall promptly (within 24 hours) advise CCBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep CCBI informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to CCBI all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to CCBI.

(c) Notwithstanding anything herein to the contrary, Calnet and the Calnet Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such Rules will in no way limit or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.09 Certain Policies. Prior to the Effective Date, Calnet shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CCBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(a); and further provided that in any event, no accrual or reserve made by Calnet pursuant to this Section 6.09 shall constitute or be deemed to be a Material Adverse Effect or a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such Material Adverse Effect or a breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Calnet or its management with any such adjustments.

6.10 Nasdaq Listing. CCBI agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of CCBI Common Stock to be issued in connection with the Merger.

6.11 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, CCBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Calnet determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Calnet or is or was serving at the request of Calnet as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Calnet Articles and the Calnet Bylaws or any agreement, arrangement or understanding which has been Previously Disclosed by Calnet pursuant to this Section, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the

Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, CCBI shall cause the persons serving as directors and officers of Calnet immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Calnet for a period of six years after the Effective Time (provided that CCBI may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Calnet’s existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall CCBI be required to expend for any one year an amount in excess of 125% of the annual premium currently paid by Calnet for such insurance (the “Insurance Amount”), and further provided that if CCBI is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, CCBI shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

6.12 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, CCBI shall take all reasonable action so that employees of Calnet shall be entitled to participate in each employee benefit plan, program or arrangement of CCBI of general applicability (the “CCBI Benefit Plans”) to the same extent as similarly-situated employees of CCBI and its Subsidiaries (it being understood that inclusion of the employees of Calnet in the CCBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of Calnet until such employees are permitted to participate in the CCBI Benefit Plans and provided further, however, that nothing contained herein shall require CCBI or any of its Subsidiaries to make any grants to any former employee of Calnet under any discretionary equity compensation plan of CCBI. CCBI shall cause each CCBI Benefit Plan in which employees of Calnet are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the CCBI Benefit Plans, the service of such employees with Calnet to the same extent as such service was credited for such purpose by Calnet, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of CCBI to amend or terminate any of Calnet’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, CCBI shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Calnet existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Calnet which are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Calnet (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees become eligible to participate in a medical, dental or health plan of CCBI or its Subsidiaries, CCBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of CCBI and (ii) waive any waiting period limitation which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time; provided, however, that neither CCBI nor its Subsidiaries shall be required to waive any of the limitations set forth in (i) or (ii) herein to the extent such actions are not covered by their existing insurance policies.

6.13 Notification of Certain Matters. Each of Calnet and CCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14 Exemption From Liability Under Section 16(b). Assuming that Calnet delivers to CCBI the Section 16 Information not less than five Business Days in advance of the Effective Time, the CCBI Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Calnet Insiders of CCBI Common Stock in exchange for shares of Calnet Common Stock, and of options to purchase CCBI Common Stock upon conversion of Calnet Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Calnet to CCBI prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

6.15 Execution of Licensing Agreement. Effective as of the date of this Agreement, CCBI and Calnet shall have entered into a Licensing Agreement, the form of which is set forth as Annex C hereto.

6.16 Execution of Employment Agreements. Effective as of the Effective Time, the Bank shall have entered into employment agreements with the Calnet officers set forth on Schedule 6.16 of CCBI’s Disclosure Schedule, the forms of which are attached to Schedule 6.16 of CCBI’s Disclosure Schedule and are acceptable to the named officers and to CCBI.

6.17 Agreement Not to Hire. If the Transaction contemplated by this Agreement is not consummated, for a period of twelve (12) months following the date of termination of this Agreement, neither CCBI, the Bank nor Calnet will solicit for employment or hire (i) any executive officer employed by the other parties hereto or any member of their respective IT staffs or (ii) any other party’s employees of the other parties hereto with whom a party hereto has contact or who (or whose performance) becomes known in connection with the evaluation of the Transaction contemplated by this Agreement.

6.18 Maintenance of Existing Trademarks; Prosecution of Patent Application. Calnet agrees that it shall take all necessary and appropriate action to timely maintain the renewal of all existing trademarks, and that it shall prosecute all patent applications that have been previously submitted to the U.S. Patent Office as of the date hereof, provided, however, that no further filings shall be made with the U.S. Patent Office without the prior review and approval of counsel to CCBI. Calnet agrees to provide counsel to CCBI with a reasonable period of time to review and comment on any such proposed filing, and counsel to CCBI shall review and comment on any such proposed filing in a reasonably expeditious manner.

6.19 Termination of Calnet’s 401(k) Plan. Prior to the Closing Date, Calnet shall have taken all actions necessary, appropriate and required by law to cause the termination of Calnet’s 401(k) Plan. Such actions shall include, but are not limited to (i) ensuring that such termination complies with Section 411(d)(3) of the Code and (ii) preparation and, subject to prior review and non-objection by CCBI, submission of an application to the IRS for a determination upon plan termination (Form 5310).

6.20 Filing and Review of Calnet’s OCC Registration Statement.

(a) Calnet agrees to prepare a registration statement to be filed by Calnet with the OCC no later than December 29, 2005 and to provide timely notice to its stockholders consistent with covenants made by it in connection with and pursuant to its 2004 private placement of Calnet Common Stock. CCBI shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and CCBI, and its legal, financial and accounting advisors, shall have the right to review in advance such registration statement prior to its filing. Calnet agrees to use its reasonable best efforts to cause such registration statement to be declared effective by the OCC as promptly as reasonably practicable after the filing thereof. Calnet also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by such registration statement.

(b) Each of Calnet and CCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in such registration statement shall, at the time such registration statement and each amendment or supplement thereto, if any, becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Calnet and CCBI further agrees that if such party shall become aware of any information furnished by such party that would cause any of the statements in registration statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct such registration statement.

6.21 Minimum Calnet Stockholders’ Equity. Calnet’s stockholders’ equity as of the month end prior to the Closing Date shall not be less than $21,618,596, provided, however, that Calnet may exclude, for purposes of this calculation, (i) adjustments or accruals made pursuant to Section 6.09 hereof; (ii) all expenses incurred or accrued related to this Agreement or the Merger; and (iii) all adjustments to Calnet’s securities classified as available for sale pursuant to Financial Accounting Standards No. 115.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the CCBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that CCBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Calnet Common Stock.

(e) Listing. The shares of CCBI Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f) Tax Opinion. Each of CCBI and Calnet shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both Calnet and CCBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of CCBI, Calnet and others, reasonably satisfactory in form and substance to such counsel.

7.02 Conditions to Obligation of Calnet. The obligation of Calnet to consummate the Merger is also subject to the fulfillment or written waiver by Calnet prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CCBI and the Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Calnet shall have received a certificate, dated the Effective Date, signed on behalf of CCBI and the Bank by the Chief Executive Officer and the Chief Financial Officer of CCBI and the Bank to such effect.

(b) Performance of Obligations of CCBI and the Bank. CCBI and the Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Calnet shall have received a certificate, dated the Effective Date, signed on behalf of CCBI and the Bank by the Chief Executive Officer and the Chief Financial Officer of CCBI and the Bank to such effect.

(c) Other Actions. CCBI and the Bank shall have furnished Calnet with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Calnet may reasonably request.

7.03 Conditions to Obligation of CCBI and the Bank. The obligation of CCBI and the Bank to consummate the Merger is also subject to the fulfillment or written waiver by CCBI and the Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Calnet set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CCBI and the Bank shall have received a certificate, dated the Effective Date, signed on behalf of Calnet by the Chief Executive Officer and the Chief Financial Officer of Calnet to such effect.

(b) Performance of Obligations of Calnet. Calnet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CCBI and the Bank shall have received a certificate, dated the Effective Date, signed on behalf of Calnet by the Chief Executive Officer and the Chief Financial Officer of Calnet to such effect.

(c) Employment Agreements. The employment agreements referenced in Section 6.16 shall have been executed.

(d) Other Actions. Calnet shall have furnished CCBI and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as CCBI and the Bank may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent in writing of CCBI and Calnet if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, provided that the terminating party (or if CCBI is the terminating party, CCBI and the Bank) is not then in material breach of any representation, warranty, covenant or agreement contained therein (subject in all cases to the standard set forth in Section 5.2), by CCBI or Calnet, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by CCBI or the Bank, on the one hand, or Calnet, on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by CCBI or the Bank, on the one hand, or Calnet, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to CCBI or Calnet, as the case may be.

(c) Delay. At any time prior to the Effective Time, by CCBI and the Bank, on the one hand, or Calnet on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Merger is not consummated by April 30, 2006, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Calnet Shareholders (if Calnet is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Calnet Shareholders, his, her or its obligations under the relevant Calnet Shareholder Agreement.

(d) No Regulatory Approval. By CCBI and the Bank, on the one hand, or Calnet on the other hand, if their Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority.

(e) No Calnet Shareholder Approval. By either CCBI and the Bank on the one hand or Calnet on the other hand, if any approval of the stockholders of Calnet contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Calnet Meeting or at any adjournment or postponement thereof.

(f) Calnet Failure to Recommend. At any time prior to Calnet Meeting, by CCBI and the Bank if (i) Calnet shall have breached Section 6.08, (ii) the Calnet Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CCBI and the Bank or (iii) Calnet shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Calnet Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers. By CCBI if a tender offer or exchange offer for 15% or more of the outstanding shares of Calnet Common Stock is commenced (other than by CCBI or a Subsidiary thereof), and the Calnet Board recommends that the stockholders of Calnet tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal. At any time prior to the Calnet Meeting, by Calnet in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Calnet and the Calnet Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by Calnet pursuant to this Section 8.01(h) only after the fifth Business Day following Calnet’s provision of written notice to CCBI advising CCBI that the Calnet Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, CCBI does not, in its sole discretion, make an offer to Calnet that the Calnet Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(i) Additional Capital Raise. By CCBI under the circumstances specified in Section 4.02 in connection with a determination by the Calnet Board to raise additional capital prior to the Closing pursuant to the Formal Agreement.

(j) Possible Adjustment. By Calnet, if the Calnet Board so determines by the vote of a majority of all of its members, at any time during the five-day period commencing with the Determination Date, if both the following conditions are satisfied:

(i) The CCBI Closing Average shall be less than 80.0% of the Starting Price; and

(ii) (x) the number obtained by dividing the CCBI Closing Average by the Starting Price (such number being referred to herein as the “CCBI Ratio”) shall be less than (y) the number obtained by dividing the Peer Group Index on the Determination Date by the Peer Group Starting Index (such number being referred to herein as the “Index Ratio”) by more than 0.20; subject, however, to the following three sentences. If Calnet elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to CCBI (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, CCBI shall have the option of increasing the consideration to be received by the holders of Calnet Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the Starting Price, 0.80, and the Exchange Ratio (as then in effect) and the denominator of which is the CCBI Closing Average, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the Index Ratio and (B) 0.20, multiplied by the product of (1) the Exchange Ratio (as then in effect) and (2) the Starting Price, and the denominator of which is the CCBI Closing Average. If CCBI makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Calnet of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(j).

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

(b) If this Agreement is terminated by either CCBI or Calnet pursuant to a breach as provided in Section 8.01(b), the breaching party shall promptly pay to the non-breaching party $750,000 without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 8.02(c) below.

(c) In recognition of the efforts, expenses and other opportunities foregone by CCBI while structuring and pursuing the Merger, the parties hereto agree that Calnet shall pay CCBI the sum of $2.0 million (the “Calnet Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by CCBI pursuant to Section 8.01(f) or (g) or by Calnet pursuant to Section 8.01(h), in either of which case payment shall be made to CCBI concurrently with the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) CCBI pursuant to Section 8.01(b), (B) by either CCBI or Calnet pursuant to Section 8.01(c) or (C) by either CCBI or Calnet pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Calnet or the Calnet Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Calnet contemplated by this Agreement at the Calnet Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination Calnet enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then Calnet shall pay to CCBI the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by Calnet to CCBI only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement.

Any payment previously made to CCBI pursuant to Section 8.02(b) shall be credited against any amount due under 8.02(c)(i) and any payment previously made to CCBI pursuant to Section 8.02(b) or 8.02(c)(i) shall be credited against any amount due under this Section 8.02(c)(ii), such that in no event will the amount payable to CCBI pursuant to Sections 8.02(b) and (c) exceed $2.0 million. Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid by wire transfer of immediately available funds to an account designated by CCBI.

(d) Calnet and CCBI agree that the agreement contained in paragraph (c) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement CCBI would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Calnet. If Calnet fails to pay CCBI the amounts due under paragraph (c) above within the time periods specified therein, Calnet shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by CCBI in connection with any action in which CCBI prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Calnet Meeting no amendment shall be made which by law requires further approval by the stockholders of Calnet without obtaining such approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

9.05 Expenses. Subject to Section 4.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Calnet to:

Calnet Business Bank, National Association

1565 Exposition Boulevard

Sacramento, California 95815

Attention:	Peter J. Raffetto,
President and Chief Executive Officer

Fax: (916) 567-9693

With a copy to:

Bingham McCutchen LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: James A. Rockett, Esq.

Fax: (415) 393-2286

If to CCBI or the Bank to:

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

Irvine, California 92618

Attention:	Stephen H. Gordon, Chairman
and Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Licensing Agreement, the Calnet Shareholder Agreement, and the Confidentiality Agreement represents the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Licensing Agreement, the Shareholder Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce CCBI’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Calnet or CCBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (October 20, 2005).

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CCBI may at any time modify the structure of the acquisition of Calnet set forth herein, subject to the prior written consent of Calnet, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Calnet Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Calnet’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

COMMERCIAL CAPITAL BANK, FSB

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chief Executive Officer

CALNET BUSINESS BANK, NATIONAL ASSOCIATION

By:	/s/ Peter J. Raffetto
Name:	Peter J. Raffetto
Title:	President and Chief Executive Officer

ANNEX A

CALNET SHAREHOLDER AGREEMENT

CALNET SHAREHOLDER AGREEMENT (the “Agreement”), dated as of October 20, 2005, among                                     , a shareholder (“Shareholder”) of Calnet Business Bank, National Association (“Calnet”), Commercial Capital Bancorp, Inc., a Nevada corporation (“CCBI”), and Commercial Capital Bank, FSB (the “Bank”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, CCBI, the Bank and Calnet are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Calnet will merge with and into the Bank on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Calnet Common Stock will be converted into shares of CCBI Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Calnet Common Stock identified on Exhibit I hereto (such shares, together with all shares of Calnet Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce CCBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Calnet and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of Calnet, or in connection with any written consent of the stockholders of Calnet, in each case in connection with the approval of the Merger Agreement and the transactions contemplated thereby, Shareholder shall:

(i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Calnet contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2. Transfer of Shares.

(a) No Transfers. Shareholder hereby agrees that prior to the Calnet Meeting, Shareholder shall not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or disposition of, any of the Shares, except for transfers by operation of law, by will or pursuant to the laws of descent and distribution. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

(b) Transfer of Voting Rights. Shareholder hereby agrees Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CCBI as follows:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Exhibit I hereto, the Shares are so owned free and clear of any liens, security interest, charges or other encumbrances.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to CCBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CCBI will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CCBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CCBI’s seeking or obtaining such equitable relief. In addition, after discussing the matter with

Shareholder, CCBI shall have the right to inform any third party that CCBI reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CCBI hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CCBI set forth in this Agreement may give rise to claims by CCBI against such third party.

5. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the date and time the Merger shall have become effective. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to CCBI:

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

Irvine, California 92618

Attention:	Stephen H. Gordon, Chairman
and Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington D.C., 20037

Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

If to Shareholder:

________________________

________________________

________________________

With a copy to:

Bingham McCutchen LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: James M. Rockett, Esq.

Fax: (415) 393-2286

8. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Calnet, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Calnet or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Calnet.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

9. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMMERCIAL CAPITAL BANCORP, INC.

By:
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

COMMERCIAL CAPITAL BANK, FSB

By:
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

CALNET SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Calnet Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on Calnet Common Stock

EXHIBIT II

CALNET SHAREHOLDER AGREEMENT

SPOUSAL CONSENT

I am the spouse of                             , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)

ANNEX B

                         , 2005

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

Irvine, California 92618

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of Calnet Business Bank, National Association (“Calnet”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of October 20, 2005 (the “Agreement”), between Commercial Capital Bancorp, Inc., a Nevada corporation (“CCBI”), Commercial Capital Bank, FSB, a federal savings bank and wholly owned subsidiary of CCBI (“the Bank”), and Calnet, Calnet plans to merge with and into CCBI (the “Merger”).

I further understand that as a result of the Merger, I will receive shares of common stock, par value $0.001 per share, of CCBI (“CCBI Common Stock”) in exchange for shares of common stock, par value $5.00 per share, of Calnet (“Calnet Common Stock”).

I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of CCBI Common Stock, to the extent I felt necessary, with my counsel or counsel for Calnet.

I represent, warrant and covenant with and to CCBI that:

I shall not make any sale, transfer, or other disposition of such shares of CCBI Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to CCBI, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

I understand that CCBI is under no obligation to register the sale, transfer or other disposition of shares of CCBI Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I understand that stop transfer instructions will be given to CCBI’s transfer agent with respect to shares of CCBI Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of Calnet Business Bank, National Association with and into Commercial Capital Bank, FSB, a wholly owned subsidiary of Commercial Capital Bancorp, Inc., on                  , 2006, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Commercial Capital Bancorp, Inc., a copy of which agreement is on file at the principal offices of Commercial Capital Bancorp, Inc.

I understand that, unless transfer by me of the CCBI Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, CCBI reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Calnet Business Bank, National Association with and into Commercial Capital Bank, FSB, a wholly owned subsidiary of Commercial Capital Bancorp, Inc. on                  , 2006, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to CCBI (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to CCBI, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to CCBI that CCBI Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of CCBI Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to CCBI that I will have, and will cause each of such persons to have, all shares of Calnet Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

By acceptance hereof, CCBI agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any CCBI Common Stock issued to me in the Merger.

Very truly yours,

By:
Name:

Acknowledged this          day of                     , 200  .

COMMERCIAL CAPITAL BANCORP, INC.

By:
Stephen H. Gordon
Chairman and Chief Executive Officer

ANNEX C

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) is entered into this 20th day of October, 2005 (the “Effective Date”), by and between Calnet Business Bank (“CALNET”), a national banking association with an office located at 1565 Exposition Boulevard, Sacramento, California 95815, Commercial Capital Bancorp, Inc. (“CCBI”), a Nevada corporation with an office located at 8105 Irvine Center Drive, 15th Floor, Irvine, California 92618, and Commercial Capital Bank, FSB (“Commercial Capital Bank”), a wholly-owned subsidiary of CCBI with an office located at 8105 Irvine Center Drive, Irvine, California 92618. CCBI and Commercial Capital Bank shall hereinafter be individually and collectively referred to as “LICENSEE,” and shall be jointly and severally liable for all obligations imposed on LICENSEE under this Agreement.

RECITALS

A. Contemporaneously with the execution of this Agreement, the parties have entered into an Agreement and Plan of Merger pursuant to which CALNET would merge with and into Commercial Capital Bank, with Commercial Capital Bank surviving such merger (the “Acquisition Agreement”)

B. CALNET is the proprietor of certain application software and supporting proprietary technology described in Exhibit A of this Agreement (collectively, the “CALNET Technology”),

C. LICENSEE desires to obtain a license under the CALNET Technology, and CALNET is prepared to grant LICENSEE such a license for a limited period, pursuant and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. GRANT OF LICENSE. Subject to the terms and conditions of this Agreement, CALNET hereby grants to LICENSEE, and LICENSEE hereby accepts from CALNET, a non-exclusive, non-transferable, limited, internal use license to use the CALNET Technology, in object code form only, solely for the purpose of enabling CCBI to provide banking services to its customers. CCBI may install and use the CALNET Technology only on CCBI IT systems and only for the foregoing purpose. CALNET will not make available and CCBI will not make any effort to obtain the source code for the CALNET Technology.

2. INSTALLATION. LICENSEE shall be responsible for acquiring and installing all hardware necessary for operating the CALNET Technology (the “Hardware”) and for any lack of compatibility between the Hardware and the CALNET Technology; provided, however, that CALNET shall provide, at no additional charge, reasonable guidance regarding the selection, configuration and installation of the Hardware. In undertaking installation of the Hardware, it shall be the responsibility of LICENSEE to assure that LICENSEE’s existing technology environment will support the CALNET Technology and to provide the resources, including hardware and manpower, to successfully complete the installation. Subject to the foregoing, CALNET shall be responsible for installing the CALNET Technology on the Hardware and the resolution of any issues resulting from the installation process. CALNET shall further provide LICENSEE with One Hundred and Twenty (120) hours of implementation and support for the CALNET Technology as well as One Hundred and Twenty (120) hours of post implementation support.

3. OWNERSHIP AND CONFIDENTIALITY. The CALNET Technology is the valuable, confidential, and proprietary property of CALNET, and unless ownership of the CALNET Technology passes to CCBI as a result of the consummation of the transactions contemplated in the Acquisition Agreement pursuant to the terms set forth therein not later than April 30, 2006, CALNET shall retain exclusive right (including, without limitation, all intellectual property rights), title and interest in and to this property both during the term and after the termination of this Agreement. Except as otherwise expressly provided in this Agreement, LICENSEE shall not, at any time during the term of or after the termination of this Agreement: (i) sell, assign, lease, distribute, or otherwise transfer or make available the CALNET Technology, in whole or in part, to any third party; (ii) copy or reproduce the CALNET Technology, in whole or in part, in any manner; (iii) disclose the CALNET Technology or any related information or materials provided by CALNET under this Agreement (collectively, “Related Materials”), in whole or in part, to any party, except to LICENSEE’s employees who reasonably require access to the CALNET Technology solely for the purposes of this Agreement and who are bound by a confidentiality agreement that affords the CALNET Technology and the Related Materials the same level of protection afforded by this Agreement; (iv) modify, disassemble, decompile, reverse engineer or translate, or attempt to do any of the foregoing to the CALNET Technology, in whole or in part; or (v) allow any person or entity to commit any of the actions described in (i) through (iv) above. LICENSEE shall take appropriate action, by instruction, agreement, or otherwise, with respect to its employees permitted under this Agreement to have access to the CALNET Technology and the Related Materials, to ensure that all of LICENSEE’s obligations under this Section shall be fully satisfied. Notwithstanding the foregoing: (a) the prohibition against disclosure set forth in clause (iii) above shall not apply to any Related Materials that CCBI can show are in the public domain through no breach of this Agreement or any other confidentiality agreement between CALNET and a third party, or were independently developed by CCBI without any use of the CALNET Technology or the Related Materials; and (b) the prohibition against reverse engineering set forth in clause (iv) above shall be deemed to have terminated at the end of a period of three (3) years from the date of termination of this Agreement; provided, however, this subparagraph (b) shall not be interpreted to waive or otherwise compromise CALNET’s intellectual property rights in the CALNET Technology.

4. ACQUISITION AGREEMENT; COMPENSATION; TERMINATION. The term of this Agreement and the license rights granted hereunder shall commence upon the Effective Date and shall remain in full force and effect until such time as this Agreement terminates pursuant to the following provisions. If the transactions contemplated under the Acquisition Agreement are consummated pursuant to the terms set forth therein on or before April 30, 2006 (unless the parties thereto have agreed to a later date), then upon such consummation: (i) compensation to CALNET for the license rights granted under this Agreement shall be deemed covered by the purchase price paid under the Acquisition Agreement; (ii) this Agreement and the license rights granted hereunder shall automatically terminate; and (iii) CCBI shall become the owner of all right, title and interest in and to the CALNET Technology. Except as provided below, if the Acquisition Agreement is terminated by CCBI and Commercial Capital Bank prior to the consummation of the transactions contemplated therein for a reason set forth in Section 8.01 (a), (b), (d) – (i) of the Acquisition Agreement, then this Agreement and the license rights granted hereunder shall remain in full force in effect for a period of sixty (60) days following termination of the Acquisition Agreement, and at the end of such sixty (60) day period shall automatically terminate. Notwithstanding the foregoing, if the Acquisition Agreement is terminated (i) by CALNET for breach of any obligation of CCBI or Commercial Capital Bank under this Agreement or under the Acquisition Agreement, (ii) for failure to consummate the transactions contemplated in the Acquisition Agreement on or before April 30, 2006 (unless the parties thereto have agreed to a later date), or (iii) for failure of CCBI or Commercial Capital Bank to obtain all requisite regulatory approvals, if such failure is not due, in whole or in part, to Calnet’s financial condition, results of operations, business or prospects or the result of any action or inaction by Calnet, then CCBI shall pay to CALNET, within two (2) business days of such termination (the “Two Day Period”), a license fee for all license rights granted under this Agreement in the amount of One Million Dollars (US$1,000,000.00) (the “License Fee”). If CCBI pays the License Fee as aforesaid, then this Agreement and the license rights granted hereunder shall remain in full force in effect for a period of sixty (60) days following termination of the Acquisition Agreement, and at the end of such sixty (60) day period shall automatically terminate. If CCBI fails to pay the License Fee as aforesaid, then: (a) this Agreement and the license rights granted hereunder shall automatically terminate at 11:59 p.m. on the second day of the Two Day Period; (b) CCBI’s obligation to pay the License Fee shall remain in effect until such time as CCBI pays the License Fee in full; (c) payment by CCBI of the License Fee shall not be in lieu of any breakup fees or contractual damages under the Acquisition Agreement and (d) CALNET shall be entitled to take such self-help remedies as it deems appropriate to terminate the use of the CALNET Technology, including disabling further usage of the CALNET Technology by CCBI or Commercial Capital Bank. This Agreement and the license rights granted hereunder may be terminated by CALNET upon written notice if LICENSEE defaults in a material obligation under this Agreement and continues in default for a period of twenty (20) days after written notice of default is given to LICENSEE by CALNET. The parties hereto agree that the License Fee is not intended to represent an estimate of the fair value of the CALNET Technology.

5. EFFECT OF TERMINATION. Termination of this Agreement for any reason shall automatically result in termination of all license rights granted hereunder. If this Agreement terminates at any time and for any reason prior to the consummation of the transaction contemplated in the Acquisition Agreement, then within five (5) days after the date of such termination, LICENSEE will: (i) return to CALNET any and all hardware and software that forms part of the CALNET Technology or that was otherwise delivered or made available by CALNET to LICENSEE under or in connection with this Agreement; and (ii) destroy the original and all copies, including partial copies, of all written materials that form part of the CALNET Technology or that were otherwise delivered or made available by CALNET to LICENSEE under or in connection with this Agreement, and provide CALNET with a written notice certifying that this has been done; (iii) erase from all computer memories and storage devices within LICENSEE’s control any and all software programs that form part of the

CALNET Technology or that were otherwise delivered or made available by CALNET to LICENSEE under or in connection with this Agreement, and provide CALNET with a written notice certifying that this has been done. In addition to all other remedies available to CALNET under this Agreement, CALNET shall be entitled to specific performance of LICENSEE’S obligations under this Section 5. The provisions of Sections 3, 4, 5, 6, 7, 10 and 16 shall survive termination of this Agreement for any reason.

6. WARRANTY AND WARRANTY DISCLAIMER. Calnet hereby warrants and represents that it is the owner of the CALNET Technology, has the authority to grant the license rights described in Section 1 above and that the use of the CALNET Technology does not infringe the patent or other rights of third parties. Subject only to the foregoing, the CALNET TECHNOLOGY IS PROVIDED BY CALNET “AS IS,” WITHOUT ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, CALNET makes no warranty with respect to, and LICENSEE accepts sole responsibility for, the selection of the CALNET Technology to achieve LICENSEE’s intended results, the installation and use of the CALNET Technology, any results obtained from such use, and the selection, use of and results obtained from any other program, programming equipment or services operated or applied in connection with the CALNET Technology. Without limiting the generality of the foregoing, CALNET also makes no warranty that the CALNET Technology will meet LICENSEE’s technical or other requirements, or that the operation of the CALNET Technology will be uninterrupted or error-free.

7. LIMITATION OF REMEDIES. SUBJECT TO SECTION 8 HEREOF, NEITHER CALNET NOR ANY PERSON INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF THE CALNET TECHNOLOGY SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF THE USE OR INABILITY TO USE THE CALNET TECHNOLOGY, OR OTHERWISE OUT OF OR CONNECTED WITH ITS PERFORMANCE HEREUNDER EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. INDEMNIFICATION. Calnet agrees to indemnify and hold harmless CCBI, Commercial Capital Bank, their respective affiliates and their respective directors, officers, employees and agents (each an “Indemnified Party”) from and against all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject due to any claim that the Calnet Technology infringes the patent or other rights of one or more parties.

9. MAINTENANCE AND SUPPORT. Unless otherwise agreed in writing between the parties, CALNET will not be obligated to provide LICENSEE and LICENSEE will not be entitled to receive from CALNET, maintenance, support or marketing services of any kind for or in connection with the CALNET Technology. Notwithstanding the foregoing, during the term of this Agreement, including any sixty (60) day period as set forth in Section 4 above, CALNET will, at no additional charge, provide limited, reasonable training and support in connection with the integration of the CALNET Technology for LICENSEE’s users. As part of such support, CALNET may, from time to time, attend in-person planning sessions, strategic planning meetings and other related meetings. Notwithstanding anything to the contrary in this Agreement, throughout the term of this Agreement, including any sixty (60) day period as set forth in Section 4 above, LICENSEE shall bear full responsibility for performance of the Hardware and for all risk assessments, operational risks and business analysis.

10. UPDATES. During the term of this Agreement, CALNET will provide LICENSEE with any enhancements, updates or new versions of the CALNET Technology that CALNET develops during this period in the ordinary course of business (collectively, “CALNET Enhancements”). LICENSEE’s use of the CALNET Enhancements shall be subject to the terms and conditions of this Agreement.

11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without regard to conflicts of law principles.

12. ENTIRE AGREEMENT. This Agreement and the Acquisition Agreement are the complete and exclusive statements of the agreement between the parties with respect to the subject matter hereof, and supersede all written and oral contracts, proposals, and other communications between the parties relating to that subject matter, including, without limitation, the Appendix to the Letter Agreement dated September 13, 2005 between the parties hereto.

13. WAIVER AND AMENDMENT. This Agreement may be amended and rights under this Agreement may be waived only by a written document signed by LICENSEE and CALNET. Failure at any time of either party to require performance of any obligation of the other under this Agreement shall not affect the right at a later time to require such performance. No waiver of the breach of any provision of this Agreement shall be deemed a further or continuing waiver of any such breach or a waiver of the breach of any other provision of this Agreement.

14. ATTORNEYS’ FEES. If either party commences any action or proceeding to enforce this Agreement or any right arising under this Agreement, the prevailing party shall be entitled to recover from the other party the actual attorneys’ fees, costs and expenses (and all related fees, costs and expenses) incurred by it in connection with such action or proceeding and in connection with the enforcement of any judgment thereby obtained.

15. ASSIGNMENT. LICENSEE may not assign any of its rights nor delegate any of its obligations under this Agreement without CALNET’s prior, written consent.

16. PARTIES BOUND. This Agreement shall be binding on and inure to the benefit of CALNET and LICENSEE and their respective successors and permitted assigns.

17. INJUNCTIVE RELIEF. LICENSEE acknowledges that any breach of LICENSEE’s obligations under this Agreement may result in irreparable injury for which CALNET shall not have an adequate remedy at law. Accordingly, if LICENSEE breaches or threatens to breach any of LICENSEE’s obligations under this Agreement, CALNET shall be entitled, without showing or proving any actual damage sustained, to a temporary restraining order, preliminary injunction, permanent injunction, and/or order compelling specific performance, to prevent the breach of LICENSEE’s obligations under this Agreement. Nothing in this Agreement shall be interpreted as prohibiting CALNET from pursuing or obtaining any other remedies otherwise available to it for such actual or threatened breach, including recovery of damages.

18. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is invalid under applicable law, that provision will be ineffective to the extent of the invalidity, without affecting the remainder of that provision or the remaining provisions of this Agreement.

19. NOTICES. Any notices or reports required by this Agreement to be given by one party to the other party shall be made in writing to that party at the address shown at the beginning of this Agreement or any other address that may be designated in writing from time to time by the party. All notices to be given by either party to the other under this Agreement shall be deemed given: (i) upon receipt, in the case of personal delivery or facsimile transmission, or (ii) on the third day following deposit in the mail if the notice is sent by prepaid certified mail, return receipt requested.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALNET BUSINESS BANK, NATIONAL ASSOCIATION		COMMERCIAL CAPITAL BANCORP, INC.

By:		By:
	Peter J. Raffetto		Stephen H. Gordon
	President and Chief Executive Officer		Chairman and Chief Executive Officer

COMMERCIAL CAPITAL BANK, FSB

By:
Stephen H. Gordon
Chairman and Chief Executive Officer

C-7